Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Mike McGrew: 773-251-4934 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
First Quarter Fiscal 2018 Results

•	Achieves reported basis EPS of $2.00 and comparable basis EPS of $2.34, an increase of 29% and 52%, respectively

•	Generates $382 million of operating cash flow and $165 million of free cash flow

•	Updates fiscal 2018 reported basis EPS outlook to $7.55 - $7.75

•	Increases fiscal 2018 comparable basis EPS outlook to $7.90 - $8.10 driven primarily by strong beer business results

•	Affirms fiscal 2018 operating cash flow target of approximately $2.0 billion and free cash flow projection of $725 - $825 million

•	Declares quarterly cash dividend

•	Acquires Schrader Cellars fine wine portfolio

First Quarter Fiscal 2018 Financial Highlights*
(in millions, except per share data)
	Reported	% Change	Comparable	% Change
Net sales	$1,936	3%	$1,936	3%

Operating income	$568	3%	$669	22%

Operating margin	29.4%	-10 bps	34.6%	+530 bps

Earnings before interest and taxes (EBIT)	NA	NA	$669	22%

Net income attributable to CBI	$403	27%	$471	48%

Diluted net income per share attributable to CBI (EPS)	$2.00	29%	$2.34	52%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., June 29, 2017 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its first quarter fiscal 2018 results.

“We’re off to a great start for our new fiscal year as we continue to deliver excellent results that demonstrate our commitment to sustain profitable growth and build shareholder value,” said Rob Sands, president and chief executive officer, Constellation Brands. “Across the business, we’re driving consumer demand for our exceptional portfolio of premium products while executing strong financial and operational performance.”
Net Sales Commentary
The company generated consolidated net sales growth of three percent. This reflects organic net sales growth of seven percent, partially offset by the net impact of the Canadian wine business divestiture less acquisition benefits.
Net sales for beer increased eight percent. This was driven primarily by volume growth and favorable pricing.
“The first quarter results for our beer business are a testament to the ongoing growth opportunities we have for our iconic portfolio of brands, which posted depletions of almost 12% for the quarter. Excellent execution during the Cinco de Mayo and Memorial Day holidays led to significant share gains, as Constellation remains the #1 growth driver in the high-end of the U.S. beer market. In addition, our new Corona Premier and Familiar products are delivering strong performance in test markets and they are well ahead of our expectations,” said Sands.
Wine and spirits net sales decreased four percent. This reflects a six percent increase in organic net sales driven primarily by benefits from mix, price and volume growth, which was more than offset by the net impact of the Canadian wine business divestiture less acquisition benefits. U.S. shipment volume outpaced depletion volume for the quarter due primarily to timing.
“Our Wine and Spirits business delivered significant margin improvement in the first quarter, while depletion trends were impacted by the timing of promotional activities. However, we have solid programming in place to drive growth for our key brands throughout the remainder of the year. In addition, our spirits business posted double-digit sales growth driven by the success of our High West Whiskey portfolio, as well as SVEDKA Vodka and Paul Masson Brandy,” said Sands.
Operating Income and Income Tax Commentary
Consolidated reported and comparable basis operating income increased three percent and 22 percent, respectively.
Comparable adjustments affecting operating income totaled a net loss of $101 million as compared to a net gain of $4 million for the same period last year. For the first quarter, the company recorded an $87 million non-cash impairment charge to the trademarks associated with the Ballast Point business driven by the performance of the portfolio. The company remains focused on achieving its targeted return on investment for this acquisition.
Beer operating income increased 22 percent, primarily due to lower cost of product sold, volume growth and favorable pricing. The 22 percent increase in wine and spirits operating income primarily reflects favorable mix and pricing, acquisition benefits, and volume growth, partially offset by the Canadian wine business divestiture.
The reported basis effective tax rate for first quarter fiscal 2018 was 15.5 percent versus 31.9 percent for the prior year first quarter. The comparable basis effective tax rate for first quarter fiscal 2018 was 19.4 percent. This compares to a 31.6 percent tax rate for the prior year. The first quarter fiscal 2018 effective tax rates reflect the benefit of reinvesting foreign earnings under APB 23 and the adoption of ASU 2016-09, which requires excess tax benefits from stock-based payment award activity to be recognized in the income statement. In addition, the reported basis effective tax rate includes a tax benefit related to the intangible asset impairment charge.
For fiscal 2018, the company expects the effective tax rate on a reported basis and comparable basis to approximate 22 percent.
Operating Cash Flow and Free Cash Flow Commentary
For first quarter fiscal 2018, operating cash flow totaled $382 million, an increase of 10 percent. Free cash flow for first quarter fiscal 2018 totaled $165 million, as compared to $177 million for the same period last year. This reflects higher operating cash flow, more than offset by higher capital expenditures.
“We continue to deliver impressive financial results, especially for our beer business, which is driving the upward revision to our EPS guidance for the year. During the quarter, we also successfully refinanced debt at attractive, investment grade interest rates, which provides us with greater long-term capital allocation flexibility,” said David Klein, executive vice president and chief financial officer, Constellation Brands.
Recent Business Activities
In June 2017, the company announced that it had enhanced its fine wine portfolio with the purchase of Schrader Cellars. The iconic Schrader Cabernet Sauvignon portfolio is sourced from premier Napa Valley vineyards and has become part of the company’s admired fine wine portfolio under its newly established fine wine organization, which specializes in servicing luxury wine consumers and customers. Terms of the transaction were not disclosed.
Canadian Wine Business Divestiture
The company completed the sale of its Canadian wine business to Ontario Teachers’ Pension Plan in December 2016. For first quarter fiscal 2017, net sales and operating income that are no longer part of the wine and spirits segment results after the sale of the Canadian wine business totaled $90 million and $10 million, respectively. For fiscal 2017, through the date of divestiture, net sales and operating income for the divested business totaled $311 million and $50 million, respectively.
Quarterly Dividend
On June 28, 2017, Constellation’s board of directors declared a quarterly cash dividend of $0.52 per share of Class A Common Stock and $0.47 per share of Class B Common Stock, payable on August 23, 2017, to stockholders of record as of the close of business on August 9, 2017.
Outlook
The table below sets forth management’s current EPS expectations for fiscal 2018 compared to fiscal 2017 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY18 Estimate	FY17 Actual	FY18 Estimate	FY17 Actual
Fiscal Year Ending Feb. 28	$7.55 - $7.75	$7.52	$7.90 - $8.10	$6.76
For fiscal 2018, the beer business continues to target net sales growth in the range of 9 - 11 percent and operating income growth is now targeted in the range of 13 - 15 percent.

For the wine and spirits business, the company continues to expect net sales to decrease in the range of 4 - 6 percent and operating income to be flat. These projections include the estimated impact of the December 2016 divestiture of the Canadian wine business and the estimated incremental benefits from the High West, Charles Smith and Prisoner acquisitions. Excluding the $311 million of net sales and $50 million of operating income from the fiscal 2017 wine and spirits segment results related to the Canadian wine business divestiture, the company expects net sales growth of 4 - 6 percent and operating income growth of 5 - 7 percent for fiscal 2018.
Full-year fiscal 2018 guidance also includes the following current assumptions:

•	Interest expense: approximately $340 - $350 million

•	Tax rate: approximately 22 percent

•	Weighted average diluted shares outstanding: approximately 201 million

•	Operating cash flow: approximately $1.9 - $2.1 billion

•	Capital expenditures: approximately $1.175 - $1.275 billion, including approximately $1.0 billion targeted for Mexico beer operations expansion activities

•	Free cash flow: approximately $725 - $825 million
Conference Call
A conference call to discuss first quarter fiscal 2018 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Thursday, June 29, 2017 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, effective tax rate, net income and EPS are as reported under generally accepted accounting principles. Operating income, effective tax rate, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including organic net sales, comparable basis EBIT and free cash flow.
Supplemental Financial Information
Financial statements, as well as supplemental schedules and tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark

West, Franciscan Estate, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.
Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, future financial position, expected effective tax rates and anticipated tax liabilities, estimated revenues, projected costs, estimated diluted EPS, expected cash flow, future payments of dividends, prospects, plans and objectives of management, including the duration of reinvestment of earnings of certain foreign subsidiaries, and manner and timing of share repurchases, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Aug. 31, 2017, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•
beer operations expansion activities, including but not limited to Mexicali brewery construction, Obregon brewery optimization activities, and Nava brewery and glass plant expansion activities, take place with expected scope, on expected terms and timetables, and with receipt of any necessary permits and regulatory approvals;

•	accuracy of supply projections, including those relating to beer operations expansion activities and glass sourcing;

•
timeframe and actual costs associated with beer supply, beer operations expansion activities and glass sourcing may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	operating cash flow, free cash flow, effective tax rate and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•
accuracy of projections associated with the acquisitions of The Prisoner Wine Company brand portfolio, High West, the Charles Smith Wine Collection, the Obregon brewery, and Schrader Cellars, and the projections associated with the sale of the Canadian wine business;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including those associated with difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount, timing and source of funds of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends and acquisitions could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political, domestic, international and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•
changes to international trade agreements and tariffs, accounting standards, elections or assertions, tax laws or other governmental rules and regulations, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2017, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions) (unaudited)

	May 31, 2017	February 28, 2017
Assets

Current assets:
Cash and cash equivalents	$199.1	$177.4
Accounts receivable	832.0	737.0
Inventories	1,936.9	1,955.1
Prepaid expenses and other	392.5	360.5

Total current assets	3,360.5	3,230.0

Property, plant and equipment	4,186.9	3,932.8
Goodwill	7,972.3	7,920.5
Intangible assets	3,289.7	3,377.7
Other assets	150.0	141.4

Total assets	$18,959.4	$18,602.4

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$988.1	$606.5
Current maturities of long-term debt	146.2	910.9
Accounts payable	558.8	559.8
Other accrued expenses and liabilities	489.3	620.4

Total current liabilities	2,182.4	2,697.6

Long-term debt, less current maturities	8,077.2	7,720.7
Deferred income taxes	1,135.5	1,133.6
Other liabilities	166.5	165.7

Total liabilities	11,561.6	11,717.6

CBI stockholders’ equity	7,389.7	6,891.2
Noncontrolling interests	8.1	(6.4)

Total stockholders’ equity	7,397.8	6,884.8

Total liabilities and stockholders’ equity	$18,959.4	$18,602.4

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (unaudited)

	Three Months Ended
	May 31, 2017	May 31, 2016
Sales	$2,115.3	$2,053.0
Excise taxes	(179.8)	(181.2)
Net sales	1,935.5	1,871.8

Cost of product sold	(940.2)	(990.5)
Gross profit	995.3	881.3

Selling, general and administrative expenses	(427.2)	(328.6)
Operating income	568.1	552.7

Equity in earnings of equity method investees	0.4	0.7
Interest expense	(82.4)	(84.6)
Loss on write-off of debt issuance costs	(6.7)	—
Income before income taxes	479.4	468.8

Provision for income taxes	(74.1)	(149.7)
Net income	405.3	319.1
Net income attributable to noncontrolling interests	(2.5)	(0.8)
Net income attributable to CBI	$402.8	$318.3

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$2.09	$1.61
Basic – Class B Convertible Common Stock	$1.90	$1.46

Diluted – Class A Common Stock	$2.00	$1.55
Diluted – Class B Convertible Common Stock	$1.85	$1.43

Weighted average common shares outstanding:
Basic – Class A Common Stock	171.555	176.542
Basic – Class B Convertible Common Stock	23.344	23.353

Diluted – Class A Common Stock	201.030	205.367
Diluted – Class B Convertible Common Stock	23.344	23.353

Cash dividends declared per common share:
Class A Common Stock	$0.52	$0.40
Class B Convertible Common Stock	$0.47	$0.36

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)

	Three Months Ended
	May 31, 2017	May 31, 2016
Cash flows from operating activities
Net income	$405.3	$319.1
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment and amortization of intangible assets	88.2	4.2
Depreciation	70.1	55.8
Stock-based compensation	15.1	16.0
Amortization and loss on write-off of debt issuance costs	9.8	3.2
Deferred tax provision (benefit)	(8.5)	56.0
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable	(96.8)	(39.0)
Inventories	18.4	(19.0)
Prepaid expenses and other current assets	(36.0)	(31.6)
Accounts payable	(13.6)	55.9
Deferred revenue	42.4	26.8
Other accrued expenses and liabilities	(130.7)	(69.4)
Other	17.9	(32.1)
Total adjustments	(23.7)	26.8
Net cash provided by operating activities	381.6	345.9

Cash flows from investing activities
Purchases of property, plant and equipment	(217.1)	(169.4)
Payments related to sale of business	(5.0)	—
Purchase of business	—	(284.9)
Other investing activities	0.8	0.4
Net cash used in investing activities	(221.3)	(453.9)

Cash flows from financing activities
Principal payments of long-term debt	(1,913.4)	(94.2)
Dividends paid	(100.5)	(79.3)
Payments of minimum tax withholdings on stock-based payment awards	(22.3)	(45.5)
Payments of debt issuance costs	(11.8)	(3.2)
Proceeds from issuance of long-term debt	1,508.5	709.5
Net proceeds from (repayments of) notes payable	381.3	(379.1)
Proceeds from shares issued under equity compensation plans	16.6	15.9
Excess tax benefits from stock-based payment awards	—	68.8
Purchases of treasury stock	—	(1.0)
Net cash provided by (used in) financing activities	(141.6)	191.9

Effect of exchange rate changes on cash and cash equivalents	3.0	0.3

Net increase in cash and cash equivalents	21.7	84.2
Cash and cash equivalents, beginning of period	177.4	83.1
Cash and cash equivalents, end of period	$199.1	$167.3

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED AND ORGANIC NET SALES
(in millions)
(unaudited)

For periods of acquisition, we define organic net sales as current period reported net sales less net sales of products of acquired businesses reported for the current period, as appropriate. For periods of divestiture, we define organic net sales as prior period reported net sales less net sales of products of divested businesses reported for the prior period, as appropriate. We provide organic net sales because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.
Acquisitions impacting the period below consist of (i)  Prisoner (acquired April 29, 2016) and (ii)  High West (acquired October 14, 2016) and Charles Smith (acquired October 19, 2016), collectively, the October Wine and Spirits Acquisitions. The divestiture impacting the period below consists of the Canadian Divestiture (sold December 17, 2016).

	Three Months Ended
	May 31, 2017	May 31, 2016	Percent Change
Consolidated net sales	$1,935.5	$1,871.8	3%
Less: Prisoner (1)	(13.2)	—
Less: October Wine and Spirits Acquisitions (2)	(13.7)	—
Less: Canadian Divestiture (3)	—	(89.6)
Consolidated organic net sales	$1,908.6	$1,782.2	7%

Beer net sales	$1,242.3	$1,151.0	8%

Wine and Spirits net sales	$693.2	$720.8	(4%)
Less: Prisoner (1)	(13.2)	—
Less: October Wine and Spirits Acquisitions (2)	(13.7)	—
Less: Canadian Divestiture (3)	—	(89.6)
Wine and Spirits organic net sales	$666.3	$631.2	6%

(1)	For the period March 1, 2017, through April 28, 2017, included in the three months ended May 31, 2017.

(2)	For the period March 1, 2017, through May 31, 2017, included in the three months ended May 31, 2017.

(3)	For the period March 1, 2016, through May 31, 2016, included in the three months ended May 31, 2016.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(unaudited)

	Three Months Ended
	May 31, 2017	May 31, 2016	Percent Change
BEER (1)
(in millions, branded product, 24-pack, 12-ounce case equivalents)
Shipment volume	71.7	67.0	7.0%

Depletion volume (2)			11.6%

WINE AND SPIRITS
(in millions, branded product, 9-liter case equivalents)
Shipment volume	13.9	16.4	(15.2%)
Organic shipment volume (3) (4)	13.7	13.6	0.7%
U.S. Domestic shipment volume	12.9	12.4	4.0%
U.S. Domestic organic shipment volume (3)	12.8	12.4	3.2%
U.S. Domestic Focus Brands shipment volume (5)	7.8	7.1	9.9%
U.S. Domestic organic Focus Brands shipment volume (5) (6)	7.7	7.1	8.5%

U.S. Domestic depletion volume (2) (7)			(1.1%)
U.S. Domestic Focus Brands depletion volume (2) (5) (8)			3.6%

(1)
Previously reported Beer shipment and depletion volumes were restated in the fourth quarter of fiscal 2017 for an immaterial error associated with the conversion of 7-ounce Coronita case equivalents to 12-ounce case equivalents.

(2)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(3)	Includes an adjustment to remove:

•	Prisoner shipment volumes for the period March 1, 2017, through April 28, 2017, for the three months ended May 31, 2017; and

•	High West and Charles Smith shipment volumes for the period March 1, 2017, through May 31, 2017, for the three months ended May 31, 2017.

(4)
Includes an adjustment to remove shipment volumes associated with the business sold in connection with the Canadian Divestiture for the period March 1, 2016, through May 31, 2016, for the three months ended May 31, 2016.

(5)
U.S. Domestic Focus Brands include the following brands:  7 Moons, Black Box, Casa Noble, Clos du Bois, Estancia, Franciscan, High West, Kim Crawford, Kung Fu Girl, Mark West, Meiomi, Mount Veeder, Nobilo, Ravage, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, The Dreaming Tree, The Prisoner and The Velvet Devil.

(6)	Includes an adjustment to remove:

•	The Prisoner shipment volumes for the period March 1, 2017, through April 28, 2017, for the three months ended May 31, 2017; and

•	High West, Kung Fu Girl and The Velvet Devil shipment volumes for the period March 1, 2017, through May 31, 2017, for the three months ended May 31, 2017.

(7)	Includes depletion of:

•	Prisoner products for the prior comparable period of March 1, 2016, through April 28, 2016, for the three months ended May 31, 2016; and

•	High West and Charles Smith products for the prior comparable period of March 1, 2016, through May 31, 2016, for the three months ended May 31, 2016.

(8)	Includes depletion of:

•	The Prisoner for the prior comparable period of March 1, 2016, through April 28, 2016, for the three months ended May 31, 2016; and

•	High West, Kung Fu Girl and The Velvet Devil for the prior comparable period of March 1, 2016, through May 31, 2016, for the three months ended May 31, 2016.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions) (unaudited)

	Three Months Ended
	May 31, 2017	May 31, 2016	Percent Change
Beer
Segment net sales	$1,242.3	$1,151.0	8%
Segment gross profit	$683.6	$572.2	19%
% Net sales	55.0%	49.7%
Segment operating income	$500.6	$409.3	22%
% Net sales	40.3%	35.6%

Wine and Spirits
Wine net sales	$605.0	$643.1	(6%)
Spirits net sales	88.2	77.7	14%
Segment net sales	$693.2	$720.8	(4%)
Segment gross profit	$319.4	$298.0	7%
% Net sales	46.1%	41.3%
Segment operating income	$205.6	$168.0	22%
% Net sales	29.7%	23.3%
Segment equity in earnings of equity method investees	$0.2	$0.8	(75%)

Corporate Operations and Other
Segment operating loss	$(37.4)	$(28.6)	31%
Segment equity in earnings (losses) of equity method investees	$0.2	$(0.1)	NM

Consolidated operating income	$568.1	$552.7
Comparable Adjustments	100.7	(4.0)
Comparable operating income	668.8	548.7
Equity in earnings of equity method investees	0.4	0.7
Consolidated EBIT	$669.2	$549.4

NM=Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended May 31, 2017			Three Months Ended May 31, 2016			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,935.5		$1,935.5	$1,871.8		$1,871.8	3%	3%
Cost of product sold	(940.2)	$7.7		(990.5)	$(11.1)
Gross profit	995.3	7.7	$1,003.0	881.3	(11.1)	$870.2	13%	15%
Selling, general and administrative expenses	(427.2)	93.0		(328.6)	7.1
Operating income	568.1	100.7	$668.8	552.7	(4.0)	$548.7	3%	22%
Equity in earnings of equity method investees	0.4			0.7
EBIT			$669.2			$549.4	NA	22%
Interest expense	(82.4)			(84.6)
Loss on write-off of debt issuance costs	(6.7)	6.7		—
Income before income taxes	479.4	107.4	$586.8	468.8	(4.0)	$464.8	2%	26%
Provision for income taxes (1)	(74.1)	(39.7)		(149.7)	2.7
Net income	405.3	67.7		319.1	(1.3)
Net income attributable to noncontrolling interests	(2.5)			(0.8)
Net income attributable to CBI	$402.8	$67.7	$470.5	$318.3	$(1.3)	$317.0	27%	48%

EPS (2)	$2.00	$0.34	$2.34	$1.55	$(0.01)	$1.54	29%	52%

Weighted average common shares outstanding – diluted	201.030		201.030	205.367		205.367

Gross margin	51.4%		51.8%	47.1%		46.5%
Operating margin	29.4%		34.6%	29.5%		29.3%
Effective tax rate	15.5%		19.4%	31.9%		31.6%

	Three Months Ended May 31, 2017				Three Months Ended May 31, 2016
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (3)	Restructuring and Related Charges	Other (4)	Total	Acquisitions, Divestitures and Related Costs (3) (5)	Restructuring and Related Charges	Other (4) (5)	Total
Cost of product sold	$(7.0)	$—	$(0.7)	$(7.7)	$(10.3)	$—	$21.4	$11.1
Selling, general and administrative expenses	$(4.8)	$(1.4)	$(86.8)	$(93.0)	$(6.0)	$(1.1)	$—	$(7.1)
Operating income (loss)	$(11.8)	$(1.4)	$(87.5)	$(100.7)	$(16.3)	$(1.1)	$21.4	$4.0
Loss on write-off of debt issuance costs	$—	$—	$(6.7)	$(6.7)	$—	$—	$—	$—
(Provision for) benefit from income taxes (1)	$4.0	$0.5	$35.2	$39.7	$4.8	$0.4	$(7.9)	$(2.7)
Net income (loss) attributable to CBI	$(7.8)	$(0.9)	$(59.0)	$(67.7)	$(11.5)	$(0.7)	$13.5	$1.3

EPS (2)	$(0.04)	$—	$(0.29)	$(0.34)	$(0.06)	$—	$0.07	$0.01

(1)	The effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the Comparable Adjustment was recognized.

(2)	May not sum due to rounding as each item is computed independently.

(3)
For the three months ended May 31, 2017, acquisitions, divestitures and related costs consist of (i)  transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner and Obregon, and (ii)  costs recognized in connection with the Canadian Divestiture and related activities. For the three months ended May 31, 2016, acquisitions, divestitures and related costs consist of (i)  transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisition of the Meiomi business in August 2015 and the June 2013 beer business acquisition, and (ii)  costs recognized in connection with the evaluation of the merits of executing an initial public offering for a portion of our then-owned Canadian wine business (see note (4) below).

(4)
For the three months ended May 31, 2017, other consists primarily of impairment of certain intangible assets. For the three months ended May 31, 2016, other consists of a net gain from the mark to fair value of undesignated commodity derivative contracts.

(5)
Includes the reclassification of costs recognized in connection with the evaluation of the merits of executing an initial public offering for a portion of our then-owned Canadian wine business from other to acquisition, divestitures and related costs for the three months ended May 31, 2016.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS
(in millions, except per share data)
(unaudited)

EPS Guidance

	Range for the Year Ending February 28, 2018
Forecasted EPS - reported basis (GAAP)	$7.55	$7.75
Acquisitions, divestitures and related costs (1)	0.06	0.06
Other (2)	0.29	0.29
Forecasted EPS - comparable basis (Non-GAAP) (3)	$7.90	$8.10

Actual for the Year Ended February 28, 2017
EPS - reported basis (GAAP)	$7.52
Acquisitions, divestitures and related costs (1)	(0.77)
Other (2)	0.01
EPS - comparable basis (Non-GAAP) (3)	$6.76

(1)
Includes an estimated $0.02, $0.02 and $0.01 EPS for the year ending February 28, 2018, associated primarily with transaction, integration and other acquisition-related costs in connection with the Prisoner acquisition, the October Wine and Spirits Acquisitions and the Obregon brewery acquisition, respectively, and $0.01 EPS for the year ending February 28, 2018, associated with costs in connection with the Canadian Divestiture and related activities. Includes ($0.88) EPS for the year ended February 28, 2017, associated with a net gain in connection with the Canadian divestiture and related activities, partially offset by $0.03, $0.03, $0.02, $0.01 and $0.01 EPS for the year ended February 28, 2017, associated with transaction, integration and other acquisition-related costs in connection with the acquisitions of Prisoner, the June 2013 beer business, Meiomi, High West and other acquisitions, respectively.

(2)
Includes an estimated $0.27 and $0.02 EPS for the year ending February 28, 2018, associated primarily with an impairment of certain intangible assets and a loss on the write-off of debt issuance costs, respectively. Includes ($0.12) EPS for the year ended February 28, 2017, associated with a net gain from the mark to fair value of undesignated commodity derivative contracts, partially offset by $0.12 EPS associated with an impairment of certain intangible assets. (3)

(3)	May not sum due to rounding as each item is computed independently.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)
(unaudited)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2018
Net cash provided by operating activities (GAAP)	$1,900.0	$2,100.0
Purchases of property, plant and equipment	(1,175.0)	(1,275.0)
Free cash flow (Non-GAAP)	$725.0	$825.0
	Actual for the Three Months Ended May 31, 2017	Actual for the Three Months Ended May 31, 2016
Net cash provided by operating activities (GAAP)	$381.6	$345.9
Purchases of property, plant and equipment	(217.1)	(169.4)
Free cash flow (Non-GAAP)	$164.5	$176.5